Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 4, 2005 on the consolidated financial statements and schedule and on management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Verso Technologies, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts” on Form S-3, file number 333-126223, as amended.

/s/ Grant Thornton LLP

Atlanta, Georgia

August 19, 2005